CONTACT: RF Micro Devices, Inc.
Jerry Neal or Doug DeLieto, 336-664-1233

RFMD SHIPS 10 MILLIONTH POLARISTM TRANSCEIVER

Milestone Is Achieved As Company Receives Production Orders From New Customer
For EDGE POLARISTM Radio Module

GREENSBORO, N.C. - SEPTEMBER 27, 2005 - RF Micro Devices, Inc. (Nasdaq: RFMD), a leading provider of proprietary radio frequency integrated circuits (RFICs) for wireless communications applications, announced today that it has shipped its 10 millionth POLARISTM cellular transceiver.  The Company attributes the shipment milestone to continued strong sales of its EDGE transceivers.

The Company's best-selling cellular transceiver is the POLARIS 2 Total Radio transceiver for EDGE handsets, and RFMD is the leading supplier of merchant market EDGE transceivers. The Company also anticipates an aggressive ramp of its POLARIS Radio Module to its lead transceiver customer as well as a new customer for EDGE handheld devices.

Based upon existing customer forecasts, RFMD currently expects sequential growth in POLARIS transceiver shipments in the December 2005 quarter.  Beyond December, the Company also expects multiple EDGE phones will launch throughout calendar year 2006 featuring its POLARIS transceivers.

"POLARIS is the RF solution in ten million handsets to date, and we anticipate continued success as our POLARIS products support future, high-volume handsets in 2005 and 2006," said Eric Creviston, Corporate Vice President of Cellular Products at RFMD.  "Given the performance, size and cost advantages of current and future POLARIS RF solutions, RFMD is enabling handset manufacturers to design smaller, more feature-rich handsets with increasing levels of functionality."

RFMD's POLARIS transceiver product portfolio is comprised of the POLARIS 1 transceiver chipset for GSM/GPRS handsets, the POLARIS 2 transceiver chipset for GSM/GPRS/EDGE handsets and the highly integrated and size-reduced POLARIS Radio Module for both GSM/GPRS and GSM/GPRS/EDGE handsets.

In a September 2005 report by industry research firm iSuppli entitled, "RF Transmitter Architectures for Next-Generation Mobile Handsets," iSuppli identified open loop polar modulation architecture as the preferred architecture of choice for next-generation mobile handsets.  Open loop polar modulation is the architecture featured in RFMD's POLARIS transceivers.

About RFMD

RF Micro Devices, Inc., an ISO 9001- and ISO 14001-certified manufacturer, designs, develops, manufactures and markets proprietary radio frequency integrated circuits (RFICs) for wireless communications products and applications. The Company is a leading supplier of power amplifiers, one of the most critical radio frequency (RF) components in cellular phones.  The Company is also the leading manufacturer of GaAs HBT, which offers distinct advantages over other technologies for the manufacture of current- and next-generation power amplifiers.  The Company's products are included primarily in cellular phones, base stations, wireless local area networks (WLANs), cable television modems and global positioning systems (GPS).  The Company derives revenue from the sale of standard and custom-designed products.  The Company offers a broad array of products including amplifiers, mixers, modulators/demodulators and single-chip transmitters, Bluetooth® products and receivers and transceivers that represent a substantial majority of the RFICs required in wireless subscriber equipment.  The Company's goal is to be the premier supplier of low-cost, high-performance integrated circuits and solutions for applications that enable wireless connectivity.  RF Micro Devices, Inc. is traded on the Nasdaq National Market under the symbol RFMD. For more information about RFMD, please visit www.rfmd.com.

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of our wafer fabrication facilities, molecular beam epitaxy facility , our assembly facility and our test, tape and reel facilities, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to adjust  production capacity in a timely fashion in response to changes in demand for our products, dependence on a limited number of customers and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES® and RFMD® are trademarks of RFMD, LLC.  BLUETOOTH is a trademark owned by Bluetooth SIG, Inc., U.S.A. and licensed for use by RF Micro Devices, Inc.  All other trade names, trademarks and registered trademarks are the property of their respective owners.